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                                  May 30, 1997




Dear Stockholder:

     I am pleased to announce that, effective May 27, 1997, En Pointe Technologies, Inc. has adopted an amendment to its 1996 Stock Incentive Plan (the "Plan"), which increases the number of shares which may be issued under the Plan from 360,000 to 960,000. This amendment to the Plan has been adopted by the Board of Directors and the holders of a majority of the outstanding shares of common stock of En Pointe. Because the Board of Directors believes that the Plan enhances the Company's ability to attract, motivate and retain the services of its qualified employees, officers and directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, by providing them with an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company, the Board believes that it is necessary to ensure that an adequate number of options are available for issuance under the Plan. Because a number of options have already been issued under the Plan, the Board of Directors decided that it would be necessary to increase the amount of shares of stock reserved under the Plan in order to allow continued grants under the Plan. The Board now believes that, with this amendment, it will be able to continue to attract and retain some of the finest personnel available.


                              Very truly yours,


                              /s/ Attiazaz "Bob" Din

                              Attiazaz "Bob" Din
                              President, Chief Executive Officer and Chairman of the Board of Directors